EX-99.h.2.vi

Dated as of September 25, 2014

EXHIBIT A

to the Transfer Agency and Related Services Agreement

dated August 20, 2001 between PFPC and The UBS Funds

1.	UBS Global Allocation Fund

2.	UBS U.S. Large Cap Equity Fund

3.	UBS U.S. Equity Opportunity Fund

4.	UBS U.S. Small Cap Growth Fund

5.	UBS Core Plus Bond Fund

6.	UBS Emerging Markets Debt Fund

7.	UBS Global Sustainable Equity Fund

8.	UBS Emerging Markets Equity Fund

9.	UBS Dynamic Alpha Fund

10.	UBS U.S. Defensive Equity Fund

11.	UBS Asset Growth Fund

12.	UBS Equity Long-Short Multi-Strategy Fund

13.	UBS Fixed Income Opportunities Fund

14.	UBS Multi-Asset Income Fund

15.	UBS Municipal Bond Fund